Exhibit 10.1

June 12, 2008	Revised

Mr. Stephen W. Webster

Dear Mr. Webster:

On behalf of Adolor Corporation (the “Company”), we would like to offer you the position of Senior Vice President, Finance & Chief Financial Officer reporting directly to Michael Dougherty, President & CEO. This offer is contingent upon our receipt of employment and education references that meet our standards of acceptability as well as:

a)	The completion of a satisfactory credit and criminal background check (in compliance with the Fair Credit Reporting Act).

b)	The completion of a successful pre-employment drug screening. The drug test must be completed within 5 days of the employment letter date. Please visit www.questdiagnostics.com for directions and contact information for the local Quest Diagnostics Patient Service Centers in your area. Please call to schedule an appointment for your drug screen and bring the enclosed Custody and Control Form with you to your appointment.

c)	Successful verification of your signed certification that you are not an Ineligible Person as defined in the Adolor Corporation Certification List of Parties Excluded From Federal Programs.

In this position, you will receive a base salary of $27,083.33 per month, the equivalent of $325,000 on an annual basis, subject to the normal payroll withholding taxes in accordance with the Company’s customary practices. Adolor’s current pay practice is to make direct payroll deposits on alternate Fridays.

Benefits

As a full time employee, you will be eligible to participate in the Company’s employee benefit programs. Currently these benefits include:

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Medical, prescription, and vision benefits through Aetna, and dental insurance coverage through Aetna. As is the current practice in our industry, we ask that employees contribute a portion of the medical and dental insurance premiums. Your medical and dental insurance will be effective on the first day of the month following your start date.

•	Short Term Disability and Long Term Disability insurance, at no cost to you. These benefits are effective the first day of your employment.

•	A Company paid term life insurance plan equivalent to twice your annual salary up to a maximum of $400,000, at no cost to you. This benefit is effective the first day of your employment.

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A 401(k) Retirement Savings Plan is available through The Principal Life Insurance Company to all employees on the first day of the month following enrollment and once you meet the plan requirements. The 401(k) Plan is provided to help you prepare for your retirement through pre-tax savings. The Company will make matching contributions to your 401(k) account according to the plan provisions.

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Twenty (20) days of vacation on an annual basis. You will accrue a portion of your annual vacation amount for use throughout the year. As a new hire, your vacation accrual will be pro-rated your first year based on your start date.

•	Nine (9) Company holidays and one (1) floating holiday that can be scheduled by you in calendar year 2008. You will be eligible for all Company holidays that follow your start date.

•	Access to an Employee Resource Program for you and your eligible dependents.

You should be aware that benefits are subject to change at the discretion of the Company.

Incentive Compensation

You may also be eligible to participate in the Adolor Corporation Incentive Compensation Plan in the 2008 performance year; a copy of the Plan is enclosed. Bonuses are discretionary, and are subject to the approval of the Board of Directors. Your annual bonus target will be 30% of your base salary based on your performance against individual objectives and the achievement of Company milestones. You are not eligible for a bonus payment until after completion of 90 days of employment. As a new hire, your bonus payment may be pro-rated your first year based on the first day of the month following your start date. These bonus payments are currently paid out shortly following year-end and you must be employed by the Company to receive any bonus.

Annual Performance Review

Your individual performance will be evaluated during our 2008 annual review process. Currently, our annual review process takes place at the end of each calendar year, followed by the merit increase process in January. You will receive a review during our 2008 Performance Review cycle, which may include a year-end review of your cash compensation and stock options. As a new hire, your merit increase may be pro-rated your first year based on the first day of the month following your start date.

Stock Option Program

Upon joining the Company, you will have the opportunity to participate in the Company’s stock option program. Subject to the approval of the Compensation Committee, you will be offered an option to purchase 125,000 shares of Adolor’s common stock. These options will be subject to the terms of Adolor Corporation’s Amended and Restated 1994 Equity Compensation Plan (“the 1994 Plan”). A copy of the 1994 Plan is attached for your reference. The options will be Incentive Stock Options to the maximum extent available under tax regulations and your right to purchase the stock (exercise a portion of the option) will vest in equal monthly amounts over a 48-month period commencing on your start date, subject to an initial three month waiting period.

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At the time of the annual review, if your performance is satisfactory or better, you will be considered for additional discretionary option grants which may be pro-rated your first year based on the first day of the month following your start date.

Adolor Stock

Please note that under Adolor’s Policy concerning Trading in Securities and Conflicts of Interest (Policy #LGL002) employees are not permitted to purchase or sell shares of Adolor stock without written pre-approval from the office of the General Counsel.

Termination of Employment

You will have the right to terminate your employment hereunder with or without Good Reason (as defined below), as provided below, and the Company will have the right to terminate your employment hereunder with or without Cause or (as defined below), as provided below. Except as provided for in the immediately following paragraph, if your employment hereunder is terminated at any time (i) by you for Good Reason following 15 days prior written notice to the Company, or (ii) by the Company without Cause, or if a Change in Control occurs and your employment hereunder is terminated at any time during the 90 days before or the first twelve months following such Change in Control (i) by you for Good Reason following 15 days prior written notice to the Company, or (ii) by the Company without Cause, you will be entitled to receive from the Company (a) in twelve monthly installments a payment in gross amount equal to the sum of (i) your Base Salary and (ii) the bonus amount paid to you for your performance during the immediately preceding calendar year, (b) continuation of similar benefits in effect as of the date of termination for a period of one year following the date of termination at the Company’s sole expense, (c) immediate payment of any unpaid expense reimbursements, deferred compensation and unused accrued vacation days through the date of termination, (d) any other payments and/or benefits which you are entitled to receive under the terms and provisions of any of the employee pension, incentive, or welfare benefit plans of the Company.

In the event your employment is terminated (i) by you voluntarily without Good Reason, or (ii) by the Company for Cause, you will only be entitled to receive from the Company (a) your Base Salary through the date of such termination, (b) immediate payment of any unpaid expense reimbursements, deferred compensation and unused accrued vacation days through the date of termination, and (c) any other payments and/or benefits which you are entitled to receive under the terms and provisions of any employee pension, incentive or welfare benefit plans of the Company.

If your employment is terminated due to your death, your estate will be entitled to receive from the Company (a) Base Salary continuation through the end of the month in which your death occurs, (b) a pro-rated bonus payment for the year of death equal to the bonus amount paid to you for your performance during the immediately preceding calendar year multiplied by a fraction, the numerator of which is the number of days from and including January 1 of such year through the date of your death and the denominator of which is 365, (c) immediate payment of any unpaid expense reimbursements, deferred compensation and unused accrued vacation days through the date of death or such termination, and (d) any other payments and/or benefits which you are entitled to receive under the terms and provisions of any employee pension, incentive or welfare benefit plans of the Company.

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In the event of any termination of your employment, you will be under no obligation to seek other employment and there will be no offset against any amounts due to you hereunder on account of any remuneration attributable to any subsequent employment that you may obtain. Any amounts due under “Termination of Employment” are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty. Notwithstanding the foregoing, the Company’s obligation to provide continuation of benefits under the welfare benefit plans described above shall cease if you become eligible for other health insurance benefits at the expense of a new employer. You agree to notify a duly authorized officer of the Company, in writing, immediately upon acceptance of any employment following the date of termination of your employment, which provides you with eligibility for health insurance benefit.

For purposes of the Agreement, “Cause” means (a) your conviction (including a plea of guilty or nolo contendere) of a felony under federal law or the law of the state in which such action occurred, (b) the commitment by you of an intentional act of fraud, embezzlement, or theft in connection with your duties in the course of your employment with the Company, or your engagement in gross negligence in the course of your employment with the Company or (c) your willful and deliberate failure to perform your employment duties in any material respect. For purposes of the Agreement, an act or omission on your part shall be deemed “intentional” or gross negligence only if it was done by you in bad faith, not merely an error in judgment, and without reasonable belief that the act or omission was in the best interest of the Company.

For purposes of the Agreement, “Good Reason” means and will be deemed to exist if, without your prior express written consent, (i) you are assigned any duties or responsibilities inconsistent in any respect with the scope of the duties or responsibilities associated with your title or position, as set forth and described above; (ii) you suffer a material change in the duties, responsibilities, reporting rights or obligations, or effective authority associated with your title and position and/or as set forth above; (iii) your Base Salary is decreased by the Company, or your benefits under any of the Company’s employee pension or welfare plans or programs are in aggregate materially decreased; or (iv) the Company fails to pay your compensation, employee benefits or reimbursements when due; provided that in the event of a Change in Control, “Good Reason” shall also include the relocation of your principal office location to a site that is more than 50 miles from your then current principal office.

For purposes of the Agreement, “Change in Control” means (A) the consummation of a merger or consolidation of the Company in which the stockholders of the Company immediately prior to such merger or consolidation, would not, immediately after the merger or consolidation, beneficially own (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, shares representing the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the merger or consolidation (or of its ultimate parent corporation, if any); or (B) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company, or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportion as their ownership of the Company immediately prior to such sale.

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If required by section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and if Employee is a “specified employee” of a publicly traded corporation under section 409A of the Code, payment of any amount under this Agreement shall be delayed for a period of six (6) months after separation from service, as required by section 409A of the Code. The accumulated postponed amount shall be paid in a lump sum payment within ten (10) days after the end of the six (6)-month period. If Employee dies during the postponement period prior to payment of the postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of Employee’s estate within sixty (60) days after the date of Employee’s death. The determination of “specified employees” shall be made by the Compensation Committee of the Board of Directors of the Company in accordance with section 409A of the Code and the regulations issued thereunder.

COMPLIANCE WITH LAW. This Agreement is intended to comply with the requirements of section 409A of the Code, and shall in all respects be administered in accordance with section 409A of the Code. Notwithstanding anything in the Agreement to the contrary, distributions may only be made under the Agreement upon an event and in a manner permitted by section 409A of the Code or an applicable exemption. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A. For purposes of section 409A of the Code, the right to a series of payments under this Agreement shall be treated as a right to a series of separate payments. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (a) any reimbursement shall be for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (c) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

Conditions of Employment

As a condition of employment with the Company, which you understand to be at-will employment, we require that you sign the enclosed Employee Noncompetition, Nondisclosure and Development Agreement and return it to me. This offer will expire at 5:00 p.m. on June 19, 2008 unless you accept it prior to that time. If you wish to accept this offer based on the terms defined in this letter, please call me at 484-595-1975. Please sign, date, and return the enclosed copy together with the signed Employee Noncompetition, Nondisclosure and Development Agreement in the envelope enclosed. Please do not fax either of these documents to Adolor.

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Mr. Webster, we sincerely hope that you will accept our offer and we are eager to have you join Adolor Corporation. We would anticipate, if you accept our offer that your employment would begin on or before July 1, 2008. We are looking forward to working with you and supporting you in your work so that your contributions lead the Company to even greater future success.

Please feel free to call me if you have any questions about this offer or any other aspect of Adolor.

Sincerely,

/s/ Rosemarie Eppinger
Rosemarie Eppinger, MS, SPHR
Sr. Director, Human Resources

I acknowledge receipt of this offer and understand that I will be an at-will employee and that this offer letter does not constitute an employment contract.

/s/ Stephen Webster	June 13, 2008
Signature	Date

Please provide the following information for Human Resources Use ONLY

Social Security #	Middle Initial

Anticipated Start Date

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